Exhibit 10.7

Director Compensation
The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)

Board Chairman Annual Retainer	$115,000
Board Member Annual Retainer (other than Board Chairman)	$60,000
Committee Chairman Annual Retainer	$25,000 Audit Committee $15,000 Compensation Committee $15,000 Customer Experience & Technology Committee $15,000 Investment & Finance Committee $12,000 Nominating & Governance Committee
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees (3)
Share-based Compensation
Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.
An annual award of $95,000 in RSUs following the Annual Shareholder Meeting. $95,000 in RSUs if joining the Board within 6 months after the prior Annual Shareholder Meeting, $47,500 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.
All awards have a 1 year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)
Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.

(2)	Non-employee Directors may elect to defer cash compensation into RSUs.

(3)	All other Committees except for the Executive Committee which is not paid an Annual Retainer.

Last Revision Date: April 6, 2018